UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

March 29, 2017

Date of report (Date of earliest event reported)

Axsome Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37635	45-4241907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Broadway, 9th Floor New York, New York (Address of principal executive offices)	10004 (Zip Code)

Registrant’s telephone number, including area code (212) 332-3241

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 29, 2017, Axsome Therapeutics, Inc. (the “Company”) issued a press release announcing that Ladenburg Thalmann & Co. Inc. (the “Underwriter”), the sole book-running manager of its previously disclosed public offering (the “Offering”), had exercised in full its option to purchase 561,497 additional shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, granted to the Underwriter in connection with the Offering.

On March 30, 2017, the Company completed the sale of the Shares to the Underwriter upon the exercise in full of its option to purchase additional shares as part of the Offering. The Shares were sold at a price to the public of $3.74 per Share and were purchased by the Underwriter from the Company at a price of $3.5156 per Share. The net proceeds to the Company from the sale of the Shares were approximately $1.9 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The aggregate net proceeds to the Company from the sale of the 4,304,813 shares of its common stock in the Offering were approximately $14.6 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering was made by means of a written prospectus forming part of a shelf registration statement on Form S-3 (Registration Statement No. 333-214859), previously filed by the Company with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 16, 2016, and a related prospectus supplement.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Neither the disclosures on this Form 8-K nor the attached press release shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.                Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
99.1	Press Release dated March 29, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axsome Therapeutics, Inc.

Dated: March 30, 2017	By:	/s/ Herriot Tabuteau, M.D.
	Name:	Herriot Tabuteau, M.D.
	Title:	Chief Executive Officer

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